Exhibit 1

June 20, 2024

Dear Fellow Stockholder:

We have recently sent you proxy materials in connection with the important special meeting of stockholders of Alcoa Corporation on July 16, 2024, at which stockholders will consider matters related to the proposed acquisition of Alumina Limited (the “Special Meeting”). Your Board of Directors unanimously recommends that you vote FOR both proposals on the agenda.

Your vote is important, no matter how many or how few shares you may own. Whether or not you plan to attend the Special Meeting, please vote TODAY by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided.

Thank you for your support,

Marissa P. Earnest

Senior Vice President, Chief Governance Counsel

and Secretary

VOTING IS QUICK AND EASY!

You may vote by telephone, via the Internet, or by following the easy instructions on the enclosed proxy card or voting instruction form to return your vote by mail. Alternatively, if you received this letter by email, you may simply click the “VOTE NOW” button in the accompanying email.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at (877) 750-9501 (from the U.S. and Canada)

or at +1 (412) 232-3651 (from other countries)